Exhibit 99.1

The First Bancorp Declares Second Quarter Dividend
DAMARISCOTTA, Maine - (BUSINESS WIRE) - June 24, 2021 - The Board of Directors of The First Bancorp (NASDAQ: FNLC), the parent company of First National Bank, today declared a quarterly cash dividend of 32 cents per share. This first quarter dividend is payable July 19, 2021 to shareholders of record as of July 8, 2021. Based on the June 23, 2021 closing price of $29.88 per share, the annualized dividend of $1.28 per share translates to a yield of 4.28%.
"The second quarter dividend of $0.32 per share represents an increase of $0.01 per share from the prior quarter, which is an annualized increase of 3.2%", remarked President & Chief Executive Officer, Tony C. McKim. "The First Bancorp followed record annual earnings in 2020 with a quarterly earnings record in the first quarter of 2021. I'm pleased that the Company's Board of Directors opted to share this success with our shareholders in the form of a dividend increase."
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for First National Bank. Founded in 1864, the Bank serves Mid-Coast and Down East Maine with seventeen offices in Lincoln, Knox, Hancock, Penobscot, Waldo and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First National Wealth Management, a division of First National Bank, provides investment management and trust services from five offices in Lincoln, Knox, Penobscot and Hancock Counties.
Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
For more information, please contact Richard M. Elder, EVP & Chief Financial Officer of The First Bancorp, at 207.563.3195 x2087.